Exhibit 99.1
VWR Corporation Reports Strong Second Quarter 2015 Financial Results
RADNOR, Pa., August 12, 2015 /PRNewswire/ — VWR Corporation (NASDAQ: VWR), a leading global, independent provider of products, services and solutions to laboratory and production facilities, today reported its financial results for the second quarter ended June 30, 2015.
Second Quarter 2015 — Highlights
•Consolidated revenues of $1.08 billion, up 4.7% on an organic basis.
•Americas and EMEA-APAC segments’ organic revenues both increased 4.7%.
•2Q15 Adjusted EPS of $0.34, up 42% compared to $0.24 in the prior year quarter.
•2Q15 cash flow from operating activities of $107 million, up 101% versus 2Q14.
•Management reaffirms full year 2015 guidance.
Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented: “Our second quarter 2015 financial results demonstrate the multiple levers that VWR has available to drive double digit earnings growth. Both the Americas and EMEA-APAC segments posted organic revenue growth rates above our long-term expectations of 3 to 4%. In addition, our efforts to delever the balance sheet and reduce interest cost contributed to a 42% increase in our Adjusted EPS as compared to the prior year quarter. We had record quarterly operating cash flows of $107 million, more than double the level we generated in the second quarter of 2014. The strength of our performance, with solid organic revenue growth, operating income margin expansion, and robust cash flow generation underscore the earnings power inherent in our business model and our capacity to drive shareholder value.”
Second Quarter 2015 — Consolidated Results
Revenues were $1.08 billion, down $21.5 million, or 1.9% compared to prior year. The foreign exchange impact of the strengthening of the U.S. dollar compared to the euro and other major currencies reduced revenues by $95.3 million, or 8.6% compared to prior year. On an organic basis, revenues increased $51.4 million, or 4.7%, while recent acquisitions increased revenues by an additional $22.4 million, or 2.0%.
Operating income was $77.6 million, up $15.6 million, or 25.2% compared to prior year. The second quarter of 2014 included an impairment charge of $11.3 million, while the second quarter of 2015 included secondary offering expenses of $0.9 million and a non-cash earn-out benefit of $0.2 million. Excluding these items and the impact of currency and acquisitions, operating income increased $9.5 million, or 13.0% compared to prior year. Adjusted Net Income was $44.4 million, up $12.3 million, or 38.3% compared to prior year. Adjusted EPS increased 41.7% year-over-year to $0.34, up from $0.24 in the prior year quarter.
Adjusted EBITDA was $110.4 million, up $5.1 million compared to the second quarter of 2014. On a comparable basis, excluding currency and acquisitions, Adjusted EBITDA increased $10.9 million, or 10.4% versus prior year.
Second Quarter 2015 — Segment Results
Americas
Revenues were $651.8 million, up $37.0 million, or 6.0% compared to prior year. On an organic basis, revenues increased 4.7% year-over-year. The increase in the Americas revenues was due to robust strength in sales to Biopharma customers and increases in sales to Healthcare and Education customers.

Operating income of $41.2 million was up $18.7 million, or 83.1% compared to prior year. Excluding the impact of currency, acquisitions, the second quarter 2014 impairment charge and the second quarter 2015 secondary offering expenses, comparable operating income increased $6.0 million, or 17.8% year-over-year, the result of higher sales volume and operating margin improvement.
EMEA-APAC
Revenues were $429.4 million, down $58.5 million, or 12.0% year-over-year, with the reduction due to the continued strengthening of the U.S. dollar compared to the euro and other major currencies. Currency reduced reported revenues by 17.9%, while acquisitions added 1.3%. On an organic basis, revenues increased 4.7%.
Operating income of $36.4 million declined $3.1 million, or 7.8% compared to prior year. Excluding the impact of currency, acquisitions and a second quarter of 2015 non-cash earn-out benefit of $0.2 million, comparable operating income increased $3.5 million, or 8.9% year-over-year. Operating income margins expanded as a higher level of organic revenues and cost control efforts offset the significant currency headwind.
Full Year 2015 Outlook
Greg Cowan, Senior Vice President and Chief Financial Officer, commented: “In the quarter, the Americas segment posted its fifth consecutive quarter of positive organic growth, we expanded our operating income margins, and we significantly reduced our interest cost resulting in record quarterly Free Cash Flow of $100 million. For the remainder of 2015, despite facing more difficult comparisons and a continued foreign exchange headwind, we anticipate that VWR will continue to generate substantial cash flow. This will be achieved through organic growth, continuing to execute on a value-creating acquisition strategy and reducing our interest expense through debt refinancing and the delevering of our balance sheet.”
Management reaffirms full year 2015 guidance and continues to anticipate 2015 revenues in the range of $4.24 to $4.31 billion, 2015 Adjusted EBITDA in the range of $456 to $463 million and 2015 Adjusted EPS in the range of $1.42 to $1.50.
Our full year 2015 outlook assumes:

•	Current foreign currency exchange rates constant for the remainder of the year.

•	Adjusted diluted shares outstanding of 132 million.

•
The income tax rate to calculate 2015 Adjusted EPS is now anticipated to be 37%, up 100 basis points as compared to our previous estimate of 36%. This increase is primarily driven by a change in the mix of earnings, with a greater proportion of earnings now expected to be generated in higher tax jurisdictions

•
Share-based compensation expense in the range of $5 to $6 million before tax. Adjusted EPS guidance includes share-based compensation expense. Adjusted EBITDA guidance excludes share-based compensation expense.

•	No impact from acquisitions closed after August 12, 2015.
Balance Sheet & Cash Flows
As of June 30, 2015, total debt was $2.07 billion and cash and cash equivalents was $129.9 million, resulting in Net Debt of $1.94 billion, down $28.0 million compared to Net Debt of $1.96 billion as of March 31, 2015. The reduction in Net Debt during the second quarter was primarily due to strong cash flow from operations. Our ratio of Net Debt to LTM Adjusted EBITDA was 4.3x as of June 30, 2015, down slightly compared to 4.4x as of December 31, 2014.
In the second quarter of 2015, cash generated by operating activities was $107.0 million compared to $53.3 million in the second quarter of 2014. The year-over-year increase in cash flow from operations was primarily driven by lower cash paid for interest and improvements in working capital.
Capital expenditures in the second quarter of 2015 were $7.0 million compared to $8.5 million in the prior year. Free Cash Flow, or cash from operating activities less capital expenditures, for the second quarter of 2015 was $100.0 million, up 123% as compared to the prior year quarter.

Conference Call
As previously announced, VWR Corporation will hold a conference call today, August 12, 2015, to discuss its second quarter 2015 financial results beginning at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation second quarter 2015 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 85584188. The replay will be available through August 17, 2015. A presentation relating to the conference call will be available at http://investors.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at http://investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage readers to review our consolidated financial statements in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow, Net Debt and Net Leverage:

•
Adjusted EBITDA is our net income or loss adjusted for the following items: (i) interest expense, net of interest income, (ii) income tax provision or benefit, (iii) depreciation and amortization, (iv) net foreign currency remeasurement gains or losses relating to financing activities, (v) losses on extinguishment of debt, (vi) share-based compensation expense and (vii) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability.

•
Adjusted Net Income is our net income or loss first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. From this amount, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates, to arrive at Adjusted Net Income.

•
Adjusted EPS is our Adjusted Net Income divided by a normalized number of shares outstanding, reflecting for all periods (i) the total number of shares of common stock outstanding following our initial public offering and the exercise of the underwriters’ option to purchase additional shares, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments into common stock as determined under GAAP.

•	Free Cash Flow is our net cash provided by or used in operating activities less capital expenditures.

•	Net Debt is our total debt and capital lease obligations less (i) our cash and cash equivalents on hand and (ii) our compensating cash balance, if any.

•	Net Leverage is calculated by taking (i) Net Debt, and dividing it by (ii) our Adjusted EBITDA for the preceding twelve-month period (“LTM Adjusted EBITDA”).
Reconciliations of these measurements to the most directly comparable GAAP-based financial measurements are included at the end of this press release.
In this earnings release, we also refer to (i) changes in our revenues before the effects of changes in foreign currency exchange rates as our "constant currency" results and (ii) changes in our revenues before the effects of recent acquisitions and prior to the effects of changes in foreign currency exchange rates as our "organic" results.

About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is a leading, global, independent provider of products, services and solutions to laboratory and production facilities. With sales in excess of $4.3 billion in 2014, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 8,500 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$1,081.2	$1,102.7	$2,110.8	$2,159.3
Cost of goods sold	782.7	791.4	1,521.1	1,535.4
Gross profit	298.5	311.3	589.7	623.9
Selling, general and administrative expenses	220.9	249.3	438.3	484.9
Operating income	77.6	62.0	151.4	139.0
Interest expense	(28.4)	(45.1)	(55.7)	(91.1)
Interest income	—	0.2	0.1	0.4
Other income (expense), net	(18.6)	8.3	51.7	5.2
Loss on extinguishment of debt	(0.6)	—	(2.4)	—
Income before income taxes	30.0	25.4	145.1	53.5
Income tax provision	(11.7)	(8.8)	(55.3)	(19.5)
Net income	18.3	16.6	89.8	34.0
Accretion of dividends on redeemable convertible preferred stock	—	(12.6)	—	(25.0)
Net income applicable to common stockholders	$18.3	$4.0	$89.8	$9.0

Earnings per share:
Basic	$0.14	$40.00	$0.68	$90.00
Diluted	0.14	40.00	0.68	90.00
Weighted average shares outstanding:
Basic	131.4	0.1	131.4	0.1
Diluted	132.1	0.1	132.0	0.1

VWR Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$129.9	$118.0
Trade accounts receivable, net of reserves of $12.6 and $12.2	607.4	583.5
Other receivables	40.4	62.1
Inventories	398.7	394.5
Other current assets	47.9	44.5
Total current assets	1,224.3	1,202.6
Property and equipment, net	221.2	231.5
Goodwill	1,817.0	1,853.6
Other intangible assets, net	1,518.5	1,594.9
Other assets	111.7	106.2
Total assets	$4,892.7	$4,988.8
Liabilities, Redeemable Equity and Stockholder Equity
Current liabilities:
Current portion of debt and capital lease obligations	$128.3	$95.3
Accounts payable	459.6	466.2
Employee-related liabilities	64.4	82.3
Other current liabilities	158.0	142.3
Total current liabilities	810.3	786.1
Debt and capital lease obligations, net of current portion	1,938.2	2,016.6
Due to VWR Holdings — ITRA, net of current portion	137.6	163.1
Deferred income tax liabilities	478.4	462.2
Other liabilities	174.4	169.7
Total liabilities	3,538.9	3,597.7
Redeemable equity, at redemption value	45.9	51.4
Stockholder equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.4 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,724.2	1,716.3
Accumulated deficit	(58.2)	(148.0)
Accumulated other comprehensive loss	(359.4)	(229.9)
Total stockholder equity	1,307.9	1,339.7
Total liabilities, redeemable equity and stockholder equity	$4,892.7	$4,988.8

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$89.8	$34.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61.3	66.3
Net foreign currency remeasurement gain	(50.2)	(6.7)
Impairment of goodwill	—	11.3
Share-based compensation expense	2.4	0.4
Amortization of debt issuance costs	2.8	3.7
Deferred income tax provision (benefit)	31.0	(8.6)
Loss on extinguishment of debt	2.4	—
Other, net	3.9	0.8
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(43.1)	(43.8)
Inventories	(12.0)	(20.2)
Accounts payable	6.0	19.7
Other assets and liabilities	2.8	11.6
Net cash provided by operating activities	97.1	68.5
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(44.6)	(28.1)
Capital expenditures	(16.5)	(15.1)
Other investing activities	1.9	—
Net cash used in investing activities	(59.2)	(43.2)
Cash flows from financing activities:
Proceeds from debt	1,188.9	362.0
Repayment of debt	(1,193.0)	(359.9)
Net change in bank overdrafts	(0.8)	(11.4)
Net change in compensating cash balance	2.5	8.9
Repurchases of redeemable equity	—	(7.5)
Payment to VWR Holdings under ITRA	(9.8)	—
Payment of debt issuance costs	(5.2)	(1.1)
Other financing activities	(2.3)	—
Net cash used in financing activities	(19.7)	(9.0)
Effect of exchange rate changes on cash	(6.3)	(0.3)
Net increase in cash and cash equivalents	11.9	16.0
Cash and cash equivalents at beginning of period	118.0	135.6
Cash and cash equivalents at end of period	$129.9	$151.6
Supplemental disclosures of cash flow information:
Cash paid for interest	$44.9	$84.5
Cash paid for income taxes, net	19.7	16.7

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(dollars in millions)

	Three Months Ended June 30,		Reported Change		Components of Reported Change
								Comparable Operations
	2015	2014	Amount	%	Currency	Acquisitions	Other	Amount	%
Net sales:
Americas	$651.8	$614.8	$37.0	6.0%	$(7.9)	$16.2	$—	$28.7	4.7%
EMEA-APAC	429.4	487.9	(58.5)	(12.0)%	(87.4)	6.2	—	22.7	4.7%
Total	1,081.2	1,102.7	(21.5)	(1.9)%	(95.3)	22.4	—	51.4	4.7%
Gross profit	298.5	311.3	(12.8)	(4.1)%	(29.4)	9.0	—	7.6	2.4%
SG&A expenses	220.9	249.3	(28.4)	(11.4)%	(22.1)	6.2	(10.6)	(1.9)	(0.8)%
Operating income:
Americas	41.2	22.5	18.7	83.1%	—	2.3	10.4	6.0	17.8%
EMEA-APAC	36.4	39.5	(3.1)	(7.8)%	(7.3)	0.5	0.2	3.5	8.9%
Total	$77.6	$62.0	$15.6	25.2%	$(7.3)	$2.8	$10.6	$9.5	13.0%

				Reported			Comparable
				Three Months Ended June 30,		Change in basis points	Three Months Ended June 30,		Change in basis points
				2015	2014		2015	2014
Operating income margin:
Americas				6.3%	3.7%	260	6.2%	5.5%	70
EMEA-APAC				8.5%	8.1%	40	8.4%	8.1%	30
Total				7.2%	5.6%	160	7.2%	6.6%	60

	Six Months Ended June 30,		Reported Change		Components of Reported Change
								Comparable Operations
	2015	2014	Amount	%	Currency	Acquisitions	Other	Amount	%
Net sales:
Americas	$1,257.1	$1,183.2	$73.9	6.2%	$(15.5)	$31.8	$—	$57.6	4.9%
EMEA-APAC	853.7	976.1	(122.4)	(12.5)%	(167.5)	12.9	—	32.2	3.3%
Total	2,110.8	2,159.3	(48.5)	(2.2)%	(183.0)	44.7	—	89.8	4.2%
Gross profit	589.7	623.9	(34.2)	(5.5)%	(57.0)	17.4	—	5.4	0.9%
SG&A expenses	438.3	484.9	(46.6)	(9.6)%	(42.4)	12.3	(9.2)	(7.3)	(1.5)%
Operating income:
Americas	76.9	52.1	24.8	47.6%	—	4.3	9.0	11.5	18.1%
EMEA-APAC	74.5	86.9	(12.4)	(14.3)%	(14.6)	0.8	0.2	1.2	1.4%
Total	$151.4	$139.0	$12.4	8.9%	$(14.6)	$5.1	$9.2	$12.7	8.4%

				Reported			Comparable
				Six Months Ended June 30,		Change in basis points	Six Months Ended June 30,		Change in basis points
				2015	2014		2015	2014
Operating income margin:
Americas				6.1%	4.4%	170	6.0%	5.4%	60
EMEA-APAC				8.7%	8.9%	(20)	8.7%	8.9%	(20)
Total				7.2%	6.4%	80	7.2%	7.0%	20

VWR Corporation and Subsidiaries
Reconciliations of Adjusted Net Income, Adjusted EBITDA, Adjusted EPS and Free Cash Flow (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$18.3	$16.6	$89.8	$34.0
Pre-tax adjustments:
Amortization of acquired intangible assets	20.7	21.5	41.5	46.6
Net foreign currency remeasurement loss (gain) from financing activities	18.6	(8.2)	(51.7)	(5.2)
Impairment charges	—	11.3	—	11.3
Loss on extinguishment of debt	0.6	—	2.4	—
Equity offering costs	0.9	—	0.9	—
Changes to estimated fair value of contingent consideration	(0.2)	—	(0.2)	—
Legacy facility exit charges	—	—	1.4	—
Income tax (benefit) provision applicable to pre-tax adjustments, net	(14.5)	(9.1)	4.1	(18.2)
Adjusted Net Income	44.4	32.1	88.2	68.5
Interest expense, net of interest income	28.4	44.9	55.6	90.7
Depreciation expense	10.1	10.2	19.8	19.7
Share-based compensation expense	1.3	0.2	2.4	0.4
Income tax provision applicable to Adjusted Net Income	26.2	17.9	51.2	37.7
Adjusted EBITDA	$110.4	$105.3	$217.2	$217.0

Adjusted EPS	$0.34	$0.24	$0.67	$0.52

Weighted average shares outstanding, diluted	132.1	0.1	132.0	0.1
Normalization for recent share activity*	—	131.3	—	131.3
Adjusted weighted average shares outstanding, diluted	132.1	131.4	132.0	131.4

*
This adjustment changes adjusted weighted average shares outstanding, diluted, to the amounts that would have been reported under GAAP had our initial public offering and the recapitalization occurred on January 1, 2014.

	Six Months Ended June 30,
	2015	2014
Net cash provided by operating activities	$97.1	$68.5
Less: capital expenditures	(16.5)	(15.1)
Free Cash Flow	$80.6	$53.4

VWR Corporation and Subsidiaries
Reconciliations of Net Debt, Net Leverage and LTM Adjusted EBITDA (Unaudited)
(dollars in millions)

	June 30, 2015		December 31, 2014		June 30, 2014
Debt and capital lease obligations	$2,066.5		$2,111.9		$2,844.6
Less:
Cash and cash equivalents	129.9		118.0		151.6
Compensating cash balance	—		2.5		17.0
Net Debt	1,936.6		1,991.4		2,676.0
LTM Adjusted EBITDA	449.6		449.4		442.6
Net Leverage	4.3	X	4.4	X	6.0	X

	Twelve Months Ended
	June 30, 2015	December 31, 2014	June 30, 2014
Net income	$208.4	$152.6	$29.6
Interest expense, net of interest income	131.2	166.3	186.4
Income tax provision	120.6	84.8	9.2
Depreciation and amortization	124.3	129.3	132.5
Share-based compensation expense	4.0	2.0	0.7
Net foreign currency remeasurement (gain) loss from financing activities	(137.4)	(90.9)	40.4
Impairment charges	—	11.3	11.3
Gain on disposition of business	(11.1)	(11.1)	—
Loss on extinguishment of debt	7.5	5.1	—
Charges associated with restructurings and other cost reduction initiatives	—	—	32.5
Equity offering costs	0.9	—	—
Changes to estimated fair value of contingent consideration	(0.2)	—	—
Legacy facility exit charges	1.4	—	—
LTM Adjusted EBITDA	$449.6	$449.4	$442.6
Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com